EXHIBIT "A"

MEMBSHIP INTEREST OPTION AGREEMENT
(Non-assignable)
To Purchase Membership Interests
Of
MY GO GAMES, LLC

HOLDER: **PAUL WATSON**

UNITS: **15,000,000**

Effective as of May 1, 2013, My Go Games, LLC, a Minnesota limited liability company (the "Company") hereby grants to Paul Watson (the "HOLDER") the option to purchase (the "Option"), at the option price of $00.05 per Membership Interest (hereinafter referred to as "Unit"), all or any part of **15,000,000** Units (the "Units") of Company, upon and subject to the following terms and conditions.

1. **Term of Option**. This Option and all rights to purchase Unites hereunder shall expire on December 31, 2024 or upon HOLDER's separation from employment with the Company, whichever date is earlier (the "Expiration Date"). To the extent that this Option has not been exercised in full prior to its Expiration Date, it shall become void and have no effect.

2. **Exercisability of Option.** This Option shall be exercisable from time to time in cumulative installments as to any of the Units then purchasable hereunder on the following vesting schedule:

a. **5,000,000** of the Units may be purchased December 31, 2014; and
b. an additional **5,000,000** Units may be purchased as of December 31, 2015; and
c. an additional **5,000,000** Units may be purchased as of December 31, 2016.

This Option shall only vest as set forth in (a) through (c) if the HOLDER has been continuously employed by the Company between the effective date of this Option and the vesting date. The Option will vest in full (less any component or portion which would otherwise be vested or exercisable and any portion previously vested and exercised) upon a "Change of Control" (as that term is defined herein).

This Option and all rights hereunder shall be non-assignable and non-transferable, except that the HOLDER's legates, personal representatives or designated beneficiaries may be permitted to exercise the Option in the event of HOLDER's death. Any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of this Option, except as provided herein, shall be null and void.

3. **Change in Control.** "Change of Control" shall be deemed to have occurred upon the happening of any of the following events:

a. any person (as defined in Section 3(a)(9) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Company (or a Significant Subsidiary as defined below) becomes the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act; provided, that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the 60 day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or any Significant Subsidiary (as defined below) representing 50% or more of the combined voting power of the Company's or such Significant Subsidiary's then outstanding securities;

b. the consummation of a merger or consolidation of the Company or any subsidiary owning directly or indirectly all or substantially all of the consolidated assets of the Company (a "Significant Subsidiary") with any other entity, including a merger or consolidation which would result in the voting securities of the Company or a Significant Subsidiary outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation;

c. the members of the Company approve a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of the Company in which case the Board shall determine the effective date of the Change of Control resulting therefrom; and

d. any other event occurs which the Board determines, in its discretion, would materially alter, the structure of the Company or its ownership.

4. **Manner of Exercise.** The HOLDER may exercise the Option by giving written notice to the Secretary of the Company on forms supplied by the Company at its then principal executive office, accompanied by payment of the exercise price for the total number of Units the HOLDER specifies that the HOLDER wishes to purchase. The payment may be in any of the following forms: (a) cash, which may be evidenced by a check and includes cash received from a so-called "cashless exercise"; (b) (unless prohibited by the Board) certificates representing membership units of the Company, which will be valued by the Secretary of the Company at the fair market value per unit of the Company's membership units on the date of delivery of such certificates of the Company, accompanied by an assignment of the units to the Company; or (c) (unless prohibited by the Board) any combination of cash and membership units of the Company valued as provided in clause (b). No person shall have any of the rights of a Member of the Company with respect to any Units subject to the Option until the Unit is actually issued to the HOLDER upon exercise of the Option, and the HOLDER has executed the then current Company Member Control Agreement.

5. **Adjustment of Units.** In the event of any change in the outstanding shares of membership units of the Company by reason of a recapitalization, merger, consolidation, transfer of assets, reorganization, conversion of the Company from a limited liability company to a corporation, or what the Board deems in its reasonable discretion to be similar circumstances, the number and kind of units (or shares if the Company converts to a corporation) subject to this Option and the exercise price of such shares shall be appropriately adjusted in a manner to be determined in the reasonable discretion of the Board.

6. **Employment of HOLDER.** This Option shall not confer upon HOLDER any right to remain in the employ of Company and shall not confer upon HOLDER any rights in the Units of the Company prior to the issuance of a certificate pursuant to the exercise of the Option in accordance with its terms and conditions.

7. **Business Protections.** HOLDER acknowledges that he signed an Employment Agreement with the Company on May 27, 2014 ("Agreement"), which includes certain business protections at paragraph 4.6 that are incorporated herein by reference. HOLDER agrees that he will abide by the terms and conditions set forth in the Agreement. HOLDER further understands that his compliance with the Agreement is a material condition of this Unit Option Agreement and that Company would not enter into this Unit Option Agreement without HOLDER's agreement to abide by the terms of the Agreement.

8. **Compliance with Applicable Securities Laws.** If all or part of this Option is exercised, the HOLDER shall make such representations and furnish such information to the Company as may be appropriate to permit the Company to issue the Units in compliance with the provisions of the Securities Act of 1933, as amended, (the "Securities Act") and under applicable state securities laws. Without limiting the generality of the foregoing, if requested by the Company, the HOLDER will represent, in a form acceptable to the Company, that the HOLDER is purchasing the Units for investment purposes only and not with a view to resale or distribution. The HOLDER, by acceptance of this Option, hereby consents to the placing of a restrictive legend on any certificate of Units purchased hereunder, setting forth the restrictions applicable to the further resale, transfer, or other conveyance thereof without registration under the Securities Act or other applicable law or the availability of an exemption from registration thereunder and to the placing of transfer restrictions on the records of the transfer agent for such Units. In addition, the HOLDER will not thereafter resell, transfer, or otherwise convey any Units purchased hereunder without compliance with one of the following three conditions: (1) an opinion of the HOLDER's counsel is received, in a form acceptable to the Company, that registration under the applicable securities laws is not required; or (2) such Units have been registered for sale under the Securities Act and any applicable state securities laws; or (3) a "no-action" letter is received from staff of the Securities and Exchange Commission and from applicable state securities agencies, based upon an opinion of HOLDER's counsel, in form and substance reasonably satisfactory to Company, advising that registration under the Securities Act is not required.

9. **Governing Rules.** This Option is not granted pursuant to any Membership Unit option plan. Notwithstanding the foregoing, the Company Board and/or any committee thereof (the "Committee") shall have plenary authority to interpret the Option, prescribe, amend and

rescind rules and regulations relating to it, and make all other determinations deemed necessary or advisable for the administration and/or exercise of the Option.

10. **Entire Agreement/Governing Law.** This Option constitutes the entire understanding between the Company and the HOLDER with respect to the subject matter hereof and no amendment, modification or waiver of this Option, in whole or in part, shall be binding upon the Company unless in writing and signed by an authorized officer of the Company. This Option and the performances of the parties hereunder shall be construed in accordance with and governed by the laws of the State of Minnesota.

The parties have executed this Unit Option Agreement effective as of the date set forth above.

Dated: 27 MAY 14

Paul Watson, HOLDER

Dated: ____________

My Go Games, LLC

By:

Its: CHAIRMAN + CEO